Prospectus Supplement Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222853

PROSPECTUS SUPPLEMENT NO. 2 DATED APRIL 13, 2020
(To Prospectus Dated February 9, 2018 as amended by Prospectus

Supplement dated August 13, 2019)

This prospectus supplement updates, amends, and supplements the information previously included in the prospectus dated February 9, 2018, as amended by a prospectus supplement dated August 13, 2019, relating to the sale or other disposition from time to time of shares of Class A common stock.

The sole purpose of this prospectus supplement is to modify certain information in the prospectus and the prior prospectus supplement set forth under the captions “Special Note Regarding Forward-Looking Statements”, “Risk Factors” and “The Company” to provide updated information regarding the impact of the COVID-19 pandemic on our business.

This prospectus supplement is not complete without, and may not be delivered or used except in connection with, our prospectus, including all amendments and supplements thereto.

This prospectus supplement should be read in conjunction with the prospectus, which is required to be delivered with this prospectus supplement. This prospectus supplement is qualified in its entirety by reference to the prospectus except to the extent that the information herein modifies or supersedes the information contained in the prospectus. The prospectus is only modified as specifically amended by this prospectus supplement.

All references in the prospectus to “this prospectus” are amended to read “this prospectus (as supplemented and amended).”

Our business and an investment in our Class A common stock involve significant risks. These risks are described under the caption “Risk Factors” in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 13, 2020

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in three parts. The first part is this prospectus supplement (which we refer to as “Prospectus Supplement #2”), which adds to and updates information contained in the accompanying prospectus dated February 9, 2018 (which we refer to as the “Prospectus”) and the prior prospectus supplement dated August 13, 2019 (which we refer to as “Prospectus Supplement #1”) and the documents incorporated by reference herein and therein. The second part and third parts, the accompanying Prospectus and Prospectus Supplement #1, provide more general information. Generally, when we refer to this Prospectus Supplement #2, we are referring to all three parts of this document combined. To the extent there is a conflict between the information contained in this Prospectus Supplement #2 and the information contained in the accompanying Prospectus, Prospectus Supplement #1 or any document incorporated by reference therein filed prior to the date of this Prospectus Supplement #2, you should rely on the information in this Prospectus Supplement #2; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying Prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

         We have not authorized anyone to provide any information other than that contained or incorporated by reference in this Prospectus Supplement #2, the accompanying Prospectus and Prospectus Supplement #1 or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This Prospectus Supplement #2 and the accompanying Prospectus and Prospectus Supplement #1 do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus Supplement #2, the Prospectus and Prospectus Supplement #1 in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information contained in this Prospectus Supplement #2, the Prospectus and Prospectus Supplement #1 or incorporated by reference herein or therein, is accurate only as of the respective dates thereof or otherwise specified for such information, regardless of the time of delivery of this Prospectus Supplement and the accompanying Prospectus and Prospectus Supplement #1 or of any sale of our Class A common stock. It is important for you to read and consider all information contained in this Prospectus Supplement #2, the Prospectus and Prospectus Supplement #1, including the documents incorporated by reference herein and therein and in any free writing prospectus prepared by or on behalf of us or to which we have referred you, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" in this Prospectus Supplement #2, the Prospectus and Prospectus Supplement #1.

        We are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The distribution of this Prospectus Supplement #2, the Prospectus and Prospectus Supplement #1 and the offering of the Class A common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this Prospectus Supplement #2, the Prospectus and Prospectus Supplement #1 must inform themselves about, and observe any restrictions relating to, the offering of the Class A common stock and the distribution of this Prospectus Supplement #2, the Prospectus and Prospectus Supplement #1 outside the United States. This Prospectus Supplement #2, the Prospectus and Prospectus Supplement #1 do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this Prospectus Supplement #2, the Prospectus and Prospectus Supplement #1 by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement #2, the Prospectus and Prospectus Supplement #1 contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts contained in this Prospectus Supplement #2, the Prospectus and Prospectus Supplement #1, including but not limited to statements regarding our future operating results and financial position, business strategy, and plans and objectives of management for future operations, are forward-looking statements. Our forward-looking statements are generally accompanied by words such as “may,” “should,” “expect,” “believe,” “plan,” “anticipate,” “could,” “intend,” “target,” “goal,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other similar expressions. Any forward-looking statements contained in this Prospectus Supplement #2, the Prospectus and Prospectus Supplement #1 speak only as of the date on which we make them and are based upon our historical performance and on current plans, estimates and expectations.

        In this Prospectus Supplement #2, the Prospectus and Prospectus Supplement #1 and the information incorporated by reference herein and therein, we make forward-looking statements, including but not limited to, our expectations about:

      ●     the impact of the novel coronavirus (“COVID-19”) on our business and the general economy;
      ●     the competitive nature of the industries in which we conduct our business;

      ●     general business and economic conditions;

      ●     demand for services in our industries;

      ●     our ability to acquire suitable businesses;

      ●     our ability to successfully integrate acquired businesses;

      ●     our business strategy;

      ●     pricing pressures and competitive factors;

      ●     the effect of a loss of, or financial distress of, any reinsurance company which we rely on for our insurance operations;

      ●     our ability to obtain or renew customer contracts;

      ●     the market price and availability of materials or equipment;

      ●     increased costs as the result of being a public company;

      ●     our relationship with our two largest stockholders, Magnolia Capital Fund, L.P. (which we refer to as “Magnolia”) and Boulderado Partners, LLC (which we refer to as “Boulderado”);

      ●     the diversion of management’s attention and other disruptions associated with potential future acquisitions;

      ●     future capital expenditures;

      ●     our ability to fund our future operations;

      ●     the risks associated with our investments in both publicly traded securities and privately-held businesses;

      ●     technology;

      ●     our analysis of market and economic opportunities in the industries we operate;

      ●     financial strategy, liquidity, capital required for our ongoing operations and acquisitions, and our ability to raise additional capital;

      ●     ability to obtain permits, approvals and authorizations from governmental and third parties, and the effects of government regulation;

      ●     dividends;

      ●     our history of losses and ability to maintain profitability in the future;

      ●     future operating results; and

      ●     plans, objectives, expectations and intentions.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this Prospectus Supplement #2, the Prospectus and Prospectus Supplement #1 primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section entitled “Risk Factors” and elsewhere in this Prospectus Supplement #2, the Prospectus and Prospectus Supplement #1. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this Prospectus Supplement #2, the Prospectus and Prospectus Supplement #1. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. The forward-looking statements made in this Prospectus Supplement #2, the Prospectus and Prospectus Supplement #1 relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this Prospectus Supplement #2, the Prospectus and Prospectus Supplement #1 to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

RISK FACTORS

Investing in our securities involves significant risks and uncertainties. You should carefully consider the risks and uncertainties described in this Prospectus Supplement #2 and the accompanying Prospectus and Prospectus Supplement #1, and the risk factors set forth in our filings with the SEC that are incorporated by reference herein, including the “Risk Factors” section of our latest Annual Report on Form 10-K filed with the SEC, and any updates to those risk factors or new risk factors contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein, before making an investment decision.

Any of the risk factors could materially and negatively affect our business, financial condition, results of operations, cash flows, and prospects and the trading price of Class A common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect us in the future. You could lose all or part of your investment in any of our securities.

The current outbreak of the novel coronavirus, or COVID-19, has impacted and may materially adversely impact and cause disruption to, and any future outbreak of any other highly infectious or contagious diseases may materially adversely impact and cause disruption to, our business, financial performance and condition, operating results and cash flows. Further, the spread of the COVID-19 outbreak has caused severe disruptions in the U.S. and global economy and financial markets and could potentially create widespread business continuity issues of an as yet unknown magnitude and duration.

        In December 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in Wuhan, China. COVID-19 has since spread globally, including to every state in the United States. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19.

        The outbreak of COVID-19 has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The global impact of the outbreak has been rapidly evolving and many countries, including the United States, have reacted by instituting a wide variety of control measures, including states of emergency, mandatory quarantines, required business and school closures, implementing "shelter in place" orders and restricting travel. Many experts predict that the outbreak will trigger a period of material global economic slowdown or a global recession.

        As described under "Business—Recent Developments" in this Prospectus Supplement #2, COVID-19 has disrupted our business and may have had a material adverse effect on our business, financial performance and condition, operating results and cash flows, and may continue to materially adversely impact and cause disruption to our business, financial performance and condition, operating results and cash flows. Factors that would negatively impact our ability to successfully operate during COVID-19 or another pandemic include:

●	Revenues from our three business lines may be materially impacted due to lessened demand for billboards, surety insurance and internet delivery to homes and businesses;

●

We have temporarily suspended issuance of certain surety bonds, particularly bonds guaranteeing rental payments by both consumers and private businesses and anticipate that claims by landlords due to defaults by tenants will materially increase;

●	The market value of our investments in publicly held securities of $56 million at December 31, 2019 dropped significantly during the first quarter of fiscal 2020;

●

Revenues and operating income of our minority ownership investments in commercial real estate services, homebuilding and consumer auto loan businesses may likely drop due to the impact of the pandemic on these businesses, and any operating losses incurred by our investments in Logic Real Estate, LLC and Dream Finders Homes, LLC would be incurred as a non-operating expense on our income statement;

●

Certain accounts receivable in our business may be more difficult to collect during the pandemic and following the commencement of business operations when our customers are allowed to reopen if businesses and consumers are unable to pay sums due to us;

●

The continued service and availability of personnel, including our executive officers and other leaders that are part of our management team and our ability to recruit, attract and retain skilled personnel to the extent our management or personnel may be impacted in significant numbers or in other significant ways by the outbreak of pandemic or epidemic disease and may not be available or allowed to conduct work;

●	Our ability to ensure business continuity may be adversely affected in the event our continuity of operations plan is not effective or improperly implemented or deployed during a disruption; and

●

We may experience difficulty accessing debt and equity capital on attractive terms, or at all, and a severe disruption and instability in the global financial markets or deteriorations in credit and financing conditions may affect our access to capital necessary to fund business operations, delay or prevent future acquisitions or adversely affect our ability to address maturing liabilities.

        The outbreak of COVID-19 may have materially negatively impacted, and may continue to materially negatively impact our business, financial performance and condition, operating results and cash flows. However, the significance, extent and duration of such impact remain largely uncertain and dependent on future developments that cannot be accurately predicted at this time, such as the continued severity, duration, transmission rate and geographic spread of COVID-19 in the United States and other regions in which we operate, the extent and effectiveness of the containment measures taken, and the response of the overall economy, the financial markets and the population, particularly in areas in which we operate, once the current containment measures are lifted.

        The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact of COVID-19. As a result, we cannot provide an estimate of the overall impact of the COVID-19 pandemic on our business. Nevertheless, COVID-19 presents material uncertainty and risk with respect to our business, financial performance and condition, operating results and cash flows.

The section of our Prospectus and Prospectus Supplement #1 titled “The Company” is hereby amended by adding the following:

RECENT DEVELOPMENTS -- IMPACT OF THE COVID-19 DISEASE ON OUR BUSINESS

We operate three lines of business; billboard advertising, surety insurance and broadband telecommunications in a recently acquired business in southern Arizona.  The global outbreak of a novel strain of coronavirus (COVID-19) has had a significant impact on many industries and companies, and is also impacting our business. We cannot presently estimate the significance, extent or duration of the overall operational and financial impact of COVID-19 on our business. As a result of the COVID-19 pandemic, economic uncertainties have arisen which are likely to negatively impact the Company’s net income and surplus. The extent to which the COVID-19 pandemic impacts our business, net income, surplus, as well as our capital and liquidity position, will depend on future developments, which are highly uncertain and cannot be estimated, including the scope and duration of the pandemic and actions taken by governmental authorities and other third parties in response to the pandemic. However, the COVID-19 pandemic has had various impacts on us, and is expected to have additional impacts on us, including, among other things, the following, which have had or could have a material adverse effect on our business, financial performance and condition, operating results and cash flows and stock price:

●

We expect that the impact of “stay at home” and other governmental mandates closing retail and other businesses will adversely impact revenues for our billboard business and the ability of certain customers to pay outstanding invoices.

●

We expect to sell fewer surety bonds as some of the markets we serve (contractors and residential and commercial lease) have been impacted by the COVID-19 virus. In New York and other states where we sell residential lease bonds, eviction actions have been suspended and it is unclear what impact the COVID-19 pandemic will have on lease defaults. We have established loss reserves which have historically been adequate to meet our obligations if a tenant or contractor defaults, but these reserves may prove inadequate if defaults exceed historical experience. Due to the current disruption in this market, we have temporarily suspended issuing new rental insurance bonds in most instances, which will significantly reduce the revenues of our UCS business. Furthermore, various state and local legislators are actively contemplating new laws and civil actions which could meaningfully impact the insurance industry generally and our insurance company.

●

In our insurance business, we rely in significant part on reinsurance arrangements for some of our insurance business. Although we do not currently anticipate any loss of our reinsurance, insurance markets are currently highly volatile, and any loss would place our other UCS assets at risk. We also anticipate that our reinsurance premium costs could increase substantially, which higher costs we may not be able to pass through to our customers.

●	In the broadband telecommunications business, we may experience reduced revenues if customers are unable to pay their bills due to loss of employment or other inability to pay.

●

We expect to continue to seek additional acquisitions of businesses. Current market conditions may result in fewer companies wishing to be acquired, which could delay certain of our growth plans. Other companies available for sale may have had their operations severely impacted due to the pandemic and may not generate the returns we generally seek from acquisitions. While the cost to acquire such companies would potentially be lower than the purchase price we might pay in a more normal market environment, the risks associated with any newly acquired company may also be greater.

●

We hold minority investments in Logic Real Estate (which we refer to as “Logic”), Dream Finders Home (which we refer to as “DFH”) and Crescent Bank and Trust (which we refer to as “CBT”). Financial results for both Logic and DFH are included in our results of operations. We do expect the COVID-19 pandemic to adversely impact all three investments, but we are not able to assess currently the potential impact to these businesses.

o	For Logic, we expect that certain of its fee income from brokerage and property management will be adversely impacted but that some of its other real estate finance operations may experience growth.
o

For DFH, we do expect that new home sales may decrease during the crisis due to potential buyers’ concerns about the general economy and the impact of higher unemployment rates, however, inventories remain relatively low compared to other macro-economic downturns.

o	For CBT, we expect a reduction in demand for vehicle purchases in the near term.
o

Both DFH and CBT borrow and we do not have guidance on what impact this pandemic will have on their ability to continue to borrow in the future and pay down any debt. We believe in the potential long-term value and success of both DFH and CBT and would consider providing additional funding if necessary.

o

Any increase in unemployment or underemployment may lead to an increase in the number of loan delinquencies and auto repossessions and have an adverse impact on CBT. The unemployment rate is expected to significantly rise to a level that is uncertain at this time. People who are not employed, are underemployed, or are concerned about the loss of their jobs are less likely to purchase new homes and automobiles, may be forced to try to sell the homes they own, and may face difficulties in making required auto loan payments. Therefore, any increase in unemployment or underemployment may lead to an increase in the number of loan delinquencies experienced by CBT and have an adverse impact on DFH both by reducing demand for the homes DFH builds and by increasing the supply of homes for sale.

●

We held $56 million in publicly traded investment securities at December 31, 2019. Since the pandemic started in the United States in early March, the market prices for these securities have dropped significantly. We believe that the prices for these securities will continue to be volatile during the pandemic and any ongoing economic downturn which may follow the cessation of the pandemic. Our investments in publicly traded securities are solely in larger market capitalized companies (market capitalizations in excess of $4 billion at the time of purchase). We have not to date nor do we currently intend to sell any of these securities at a loss.

●

Boston Omaha is debt free as are some of our subsidiaries. However, Link’s billboard business has borrowed to date $18 million under a term loan arrangement which is due in June 2026 and which provides for monthly principal payments amortized over a 15-year term commencing July 1, 2020. Under its credit arrangement, Link may borrow additional funds, including under a $5 million revolver, which has not been drawn upon since the inception of the loan in August 2019 and a second term loan which may be drawn down prior to June 30, 2020. Any loans are guaranteed by Link’s operating subsidiaries but these loans are not guaranteed by us or any of our other non-Link subsidiaries. Link’s term loan requires monthly principal repayments commencing in June 2020 and we can cure certain financial covenant defaults by paying any monthly principal payment then due. As a result, we do not currently anticipate any adverse impact to the Link credit facility.

●

All our acquisitions involve assets with anticipated long lives, and while we do not currently anticipate any material write-off of goodwill or other significant impairment of assets, any unforeseen extensive economic downturn could cause us to incur significant impairment charges. At December 31, 2019, we recorded goodwill of approximately $106.2 million, or 24.3% of our total assets at December 31, 2019. Any significant impairment charges could materially adversely impact our balance sheet.

●

Our ability to conduct our business operations has not been materially impacted by the pandemic and absent a future larger scale pandemic or illnesses involving a significant portion of our work force, we do not foresee a significant impact on our ability to continue to deliver services. Our information technology systems allow for remote computing by most of our employees who require access to these systems. Our accounting systems also allow us to fully monitor all financial activities and we do not expect the pandemic to have a materially adverse impact on our system of internal controls. None of our businesses require a manufacturing facility or other physical assets which cannot currently operate.

●

As a result of these recent developments, we have implemented work-from-home policies for almost all our employees. The effects of these orders, government-imposed quarantines and our work-from-home policies may negatively impact productivity, disrupt our business and could delay timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course. Quarantines, shelter-in-place and similar government orders, or the perception that such orders, shutdowns or other restrictions on the conduct of business operations could occur, related to COVID-19 or other infectious diseases could impact personnel at third-party supplier facilities in the United States and other countries.

●

At December 31, 2019, we had $91 million in cash and cash equivalents and short-term treasury securities and $56 million in publicly traded equity securities. We have since used approximately $12 million in cash in connection with the acquisition of the fiber to the home business in March 2020.

●

The outbreak of COVID-19 has impacted and may materially negatively impact and cause disruption to our business, financial performance and condition, operating results and cash flows. However, the significance, extent and duration of such impact remain largely uncertain and dependent on future developments that cannot be accurately predicted at this time, such as the continued severity, duration, transmission rate and geographic spread of COVID-19 in the United States and other regions in which we operate, the extent and effectiveness of the containment measures taken, and the response of the overall economy, the financial markets and the population, particularly in areas in which we operate, once the current containment measures are lifted. As a result, we cannot provide an estimate of the overall impact of the COVID-19 pandemic on our business or when, or if, we will be able to resume operations to the condition they were in prior to the pandemic. Nevertheless, COVID-19 presents material uncertainty and risk with respect to our business, financial performance and condition, operating results and cash flows.

●

Additionally, concerns over the economic impact of COVID-19 pandemic have caused extreme volatility in financial and other capital markets which has and may continue to adversely impact our stock price and our ability to access capital markets.

●

To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in the “Risk Factors” section of this Prospectus Supplement #2, the accompanying Prospectus and Prospectus Supplement #1 and those incorporated by reference herein, such as those relating to our products and services, financial performance, credit rating of our insurance subsidiary and debt obligations of our billboard business.

●

In the second half of March 2020, we announced the implementation of a stock buyback plan. Following the announcement of the stock buyback plan, the price of our Class A common stock significantly increased and, as a result, we have not repurchased any shares as of this date. We may in the future use the proceeds from the sale of our Class A common stock to repurchase shares of our Class A common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.bostonomaha.com. The information contained in, or accessible through, our website, however, should not be considered a part of this Prospectus Supplement #2 or the accompanying Prospectus or Prospectus Supplement #1.

        This Prospectus Supplement #2 and the accompanying Prospectus and Prospectus Supplement #1 are part of a registration statement we filed with the SEC. This Prospectus Supplement #2 and the accompanying Prospectus and Prospectus Supplement #1 do not contain all the information included in the registration statement and the amendments, exhibits and schedules thereto, in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this Prospectus Supplement #2 and the accompanying Prospectus and Prospectus Supplement #1 concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this Prospectus Supplement #2 and the accompanying Prospectus and Prospectus Supplement #1 is considered to be part of this Prospectus Supplement #2 and the accompanying Prospectus and Prospectus Supplement #1. Because we are incorporating by reference future filings with the SEC, this Prospectus Supplement #2 and the accompanying Prospectus and Prospectus Supplement #1 are continually updated and those future filings may modify or supersede some of the information included or incorporated in this Prospectus Supplement #2 and the accompanying Prospectus and Prospectus Supplement #1. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this Prospectus Supplement #2 and the accompanying Prospectus and Prospectus Supplement #1 or in any document previously incorporated by reference have been modified or superseded. This Prospectus Supplement #2 and the accompanying Prospectus and Prospectus Supplement #1 incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed), between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

• Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 13, 2020;

• Current Reports on Form 8-K filed on February 7, 2020, March 11, 2020, March 18, 2020, April 1, 2020 and April 9, 2020; and

• The description of our Class A common stock and preferred stock contained in our Registration Statement on Form 8-A filed with the SEC on June 13, 2017, including any amendments or reports filed for the purpose of updating such description.

        You may request, and we will provide, a copy of these filings, at no cost, by contacting us, either orally or in writing, at the following:

Boston Omaha Corporation

1411 Harney Street, Suite 200

Omaha, Nebraska 68102
Attn: Investor Relations
Phone: (857) 256-0079